Black Hills Corp. Reports Second Quarter 2017 Results

RAPID CITY, S.D. — Aug. 3, 2017 — Black Hills Corp. (NYSE: BKH) today announced financial results for the second-quarter 2017. Net income available for common stock for the second quarter of 2017 was $22 million or $0.40 per diluted share, compared to net income available for common stock for the second quarter of 2016 of $0.7 million, or $0.01 per diluted share.

Net income available for common stock, as adjusted, for the second quarter of 2017 was $23 million, or $0.41 per diluted share compared to net income available for common stock, as adjusted, of $21 million, or $0.39 per diluted share, for the same period in 2016 (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided). The second quarter of 2017 included $0.01 per diluted share related to acquisition costs. The same period in the prior year included $0.30 per diluted share for a noncash impairment of crude oil and natural gas properties and $0.08 per diluted share related to acquisition costs.

“We delivered strong operational performance and made excellent progress on long-term utility growth initiatives during the second quarter,” said David R. Emery, chairman and CEO of Black Hills Corp. “Adjusted earnings were up compared to the prior year and in line with our expectations.

“Financial results at our electric utilities benefited from new generation and transmission investments and strong industrial sales. Our gas utilities performed as expected during the off-peak second quarter, when heating demand typically falls due to warmer weather. Higher operating expenses tempered both electric and gas utilities’ results as acquisition-related labor charged to our corporate segment last year returned to the operating segments. In addition, utility and consolidated operating expenses were up due to new generation and transmission assets in service and timing of power plant outage expenses.

“Power generation earnings were down slightly in the second quarter due to a full quarter impact of the partial-interest sale of our Colorado IPP power plant in April 2016. Results at our mining segment rebounded after extended plant outages last year while our oil and gas segment continued to reduce operating costs and sell non-core properties.

“We made solid progress on our utility growth projects. On May 30, we completed the final segment of our 144-mile electric transmission line from northeast Wyoming to Rapid City, South Dakota. On June 23, our Colorado electric utility issued a request for proposals to add 60 megawatts of renewable energy resources by 2019 to meet the state’s renewable energy requirements. We plan on presenting the results to the Colorado Public Utilities Commission by year-end for approval.

“We are narrowing our 2017 full year earnings guidance range to $3.45 to $3.60 per share, as adjusted. The change in guidance is primarily related to unfavorable weather during the first half of the year and additional diluted shares from our equity units issued in November 2015. However, we remain confident that we will continue to deliver long-term value for our customers and shareholders,” concluded Emery.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2017	2016	2017	2016
GAAP:
Net income (loss) available for common stock	$22.2	$0.7	$98.7	$40.7

Earnings (loss) per share, diluted	$0.40	$0.01	$1.79	$0.78

Non-GAAP:
Net income available for common stock, as adjusted (non-GAAP)	$22.5	$20.9	$100.0	$85.8

Earnings per share, as adjusted, diluted (non-GAAP)	$0.41	$0.39	$1.81	$1.63

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Utilities

•	On July 19, Wyoming Electric set a new all-time peak load of 249 megawatts, surpassing the previous peak load of 236 megawatts set in July 2016.

•
On June 23, Colorado Electric issued a request for proposals for an additional 60 megawatts of renewable energy resources to be in service by 2019 to meet Colorado’s renewable energy requirements. Bids are due Aug. 4, and Colorado Electric plans to present the results to the Colorado Public Utilities Commission by year-end for approval.

•	On May 30, South Dakota Electric completed construction and placed in service the final segment of a 144-mile transmission line from northeast Wyoming to Rapid City, South Dakota.

•
South Dakota Electric entered into an agreement with the South Dakota Public Utilities Commission staff, which was approved by the commission on June 16, to stabilize rates for customers through a six-year base rate moratorium effective July 1, 2017, through July 1, 2023.

Oil and Gas

•
Year to date, Black Hills sold its interests in 34 gross wells (7.9 net wells) for total proceeds of $0.5 million. Since the beginning of 2016, Black Hills has sold 58 percent of its non-core gross wells and is targeting divesting its remaining non-core wells by year-end.

Corporate

•
Black Hills’ universal shelf registration expires Aug. 6. A new shelf registration statement is expected to be filed with the Securities and Exchange Commission concurrently with our second quarter Form 10-Q filing. In conjunction with the shelf registration statement, the company intends to renew the At-the-Market equity offering program.

•
On July 26, Black Hills’ board of directors declared a quarterly dividend on the common stock. Shareholders of record at the close of business on Aug. 18 will receive $0.445 per share, equivalent to an annual dividend rate of $1.78 per share, payable on Sept. 1.

•	On July 21, S&P Global Ratings affirmed its credit rating of Black Hills Corp. at BBB with a stable outlook.

•
Black Hills utilized favorable short-term rates on its commercial paper program to repay $100 million of corporate term loan borrowings due in 2019 with principal payments of $50 million paid in May and an additional $50 million paid in July.

•
On April 1, Robert Myers, senior vice president and chief human resources officer, retired after nine years of service. Jennifer Landis was appointed senior vice president and chief human resources officer.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in millions)
Net income (loss) available for common stock:

Electric Utilities	$18.8	$19.2	$41.1	$38.4
Gas Utilities	(0.3)	1.0	45.7	32.9
Power Generation (a)	5.3	5.7	11.9	14.3
Mining	2.7	0.7	5.6	3.7
Oil and Gas (b) (c)	(1.9)	(19.4)	(4.9)	(26.4)
	24.6	7.2	99.3	62.8

Corporate and Eliminations (d) (e)	(2.4)	(6.5)	(0.6)	(22.2)

Net income (loss) available for common stock	$22.2	$0.7	$98.7	$40.7

(a)
Net income (loss) available for common stock for the three and six months ended June 30, 2017 is net of net income attributable to noncontrolling interest of $3.1 million and $6.6 million, respectively, and $2.6 million for both the three and six months ended June 30, 2016.

(b)	Net income (loss) available for common stock for the three and six months ended June 30, 2016 included noncash after-tax impairments of $16 million and $25 million, respectively.

(c)
Net income (loss) available for common stock for the six months ended June 30, 2016 includes an after-tax benefit of approximately $5.8 million recognized from additional percentage depletion deductions that are being claimed with respect to our oil and gas properties involving prior tax years.

(d)
Net income (loss) available for common stock for the three and six months ended June 30, 2017 included incremental, non-recurring acquisition and transition costs, after-tax of $0.3 million and $1.2 million, respectively, compared to $4.1 million and $20 million, for the same periods in the prior year. The three and six months ended June 30, 2016 also included after-tax internal labor costs attributable to the acquisition of $2.0 million and $5.7 million respectively.

(e)
Net income (loss) available for common stock for the six months ended June 30, 2017 included a tax benefit of approximately $1.4 million from a carryback claim for specified liability losses involving prior tax years. Net income (loss) available for common stock for the six months ended June 30, 2016 includes tax benefits of approximately $4.4 million as a result of the re-measurement of the liability for uncertain tax positions predicated on an agreement reached with IRS Appeals in early 2016.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Weighted average common shares outstanding (in thousands):
Basic	53,229	51,514	53,191	51,279
Diluted	55,384	52,986	55,179	52,454

Earnings per share:
Basic -
Total Basic Earnings Per Share	$0.42	$0.01	$1.86	$0.79

Diluted -
Total Diluted Earnings Per Share	$0.40	$0.01	$1.79	$0.78

EARNINGS GUIDANCE

Earnings per share, as adjusted is a non-GAAP financial measure. Earnings per share, as adjusted is defined as GAAP Earnings per share, adjusted for expenses and gains that the company believes do not reflect core operating performance. Examples of these types of adjustments may include unique one-time non-budgeted events, impairment of assets, acquisition and disposition costs, and other adjustments noted in the earnings reconciliation table below.

2017 EARNINGS GUIDANCE UPDATED

Black Hills narrows its guidance for 2017 earnings, as adjusted, to be in the range of $3.45 to $3.60 from $3.45 to $3.65 per share (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided below). The change in guidance reflects unfavorable weather during the first half of the year and additional diluted shares from equity units issued in November 2015. The updated guidance range is based on the following assumptions:

•	Capital spending of $350 million;

•	Normal operations and weather conditions for second half of 2017;

•	No significant unplanned outages at any of our power generation facilities;

•	Limited equity financing under our At-the-Market equity offering program and approximately $3 million from the dividend reinvestment program;

•	No significant acquisitions or divestitures; and

•	Oil and gas segment losses of $(0.10) to $(0.15) per share, excluding potential noncash asset impairments.

2017 Earnings Guidance as Adjusted
	LOW	HIGH

Earnings (loss) per share (GAAP)	$3.43	$3.58
Adjustments*, pre-tax:
Acquisition costs	0.03	0.03

Tax on Adjustments*:
Acquisition costs	(0.01)	(0.01)

Total adjustments, net of tax	0.02	0.02

Earnings (loss) per share, as adjusted (non-GAAP)	$3.45	$3.60

*	Additional adjustments may occur in the third and fourth quarters. Adjustments shown reflect the actual adjustments made for the first six months of the year.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Friday, Aug. 4, 2017, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 42130528 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Friday, Aug. 25, 2017, at 855-859-2056 in the United States and at 404-537-3406 for international callers. The replay passcode is 42130528.

2017 ANALYST DAY AND WEBCAST

Black Hills will host its 2017 Analyst Day on Thursday, Oct. 5, 2017, from 2:00 p.m. to 6:30 p.m. EDT at the Warwick New York Hotel. The webcast link and a copy of the investor presentation will be available on our investor website prior to the event. Analysts and institutional investors interested in attending the event can register by contacting Black Hills at investorrelations@blackhillscorp.com.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income (loss), as adjusted, is defined as Net income (loss), adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenues less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except per share amounts)	2017		2016		2017		2016
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income (loss) available for common stock (GAAP)	$22.2	$0.40	$0.7	$0.01	$98.7	$1.79	$40.7	$0.78
Adjustments, pre-tax:
Impairment of long-lived assets	—	—	25.5	0.48	—	—	40.0	0.76
Acquisition costs	0.5	0.01	6.3	0.12	1.9	0.03	31.1	0.59
Total adjustments	0.5	0.01	31.8	0.60	1.9	0.03	71.1	1.36

Tax on Adjustments:
Impairment of long-lived assets	—	—	(9.4)	(0.18)	—	—	(15.1)	(0.29)
Acquisition costs	(0.2)	—	(2.2)	(0.04)	(0.7)	(0.01)	(10.9)	(0.21)
	(0.2)	—	(11.6)	(0.22)	(0.7)	(0.01)	(26.0)	(0.50)

Rounding	—	—	—	—	0.1	—	—	(0.01)
Adjustments, net of tax	0.3	0.01	20.2	0.38	1.3	0.02	45.1	0.85

Net income (loss) available for common stock, as adjusted (non-GAAP)	$22.5	$0.41	$20.9	$0.39	$100.0	$1.81	$85.8	$1.63

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three months ended June 30, 2017, compared to the three months ended June 30, 2016, are discussed below. The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Electric Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)
Gross margin	$106.2	$100.1	$6.1	$213.8	$201.2	$12.6

Operations and maintenance	44.3	38.9	5.4	85.1	78.2	6.9
Depreciation and amortization	23.1	20.5	2.6	46.0	41.7	4.3
Operating income	38.8	40.7	(1.9)	82.7	81.3	1.4

Interest expense, net	(12.9)	(12.1)	(0.8)	(26.3)	(24.6)	(1.7)
Other income (expense), net	0.6	0.8	(0.2)	0.9	1.5	(0.6)
Income tax benefit (expense)	(7.6)	(10.2)	2.6	(16.3)	(19.7)	3.4
Net income (loss)	$18.8	$19.2	$(0.4)	$41.1	$38.4	$2.7

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating Statistics:
Retail sales - MWh	1,227,571	1,230,684	2,521,296	2,473,013
Contracted wholesale sales - MWh	165,881	56,087	351,997	119,540
Off-system sales - MWh	130,423	166,550	317,858	404,878
Total electric sales - MWh	1,523,875	1,453,321	3,191,151	2,997,431

Regulated power plant availability:
Coal-fired plants	74.8%	75.1%	83.0%	84.5%
Natural gas fired plants and other plants	94.5%	97.6%	96.5%	96.2%
Wind	93.4%	99.3%	92.4%	99.3%
Total availability	88.0%	89.5%	91.8%	92.0%

Wind capacity	35.8%	33.6%	39.7%	37.5%

Second Quarter 2017 Compared with Second Quarter 2016

Gross margin increased due to a $2.3 million return on investment from the Peak View Wind Project, a $1.9 million increase in commercial and industrial margins driven by increased demand largely associated with data centers in Cheyenne, Wyoming, a $1.6 million increase due to prior year billing true-ups, and a $1.5 million increase in rider revenues primarily related to transmission investment recovery. Partially offsetting these increases was $1.2 million in lower residential margins driven primarily by lower cooling degree days as compared to prior year. Cooling degree days were 14 percent higher than normal in the current year as compared to 68 percent higher than normal for the same period in the prior year.

Operations and maintenance increased primarily due to $1.7 million of higher employee costs as a result of prior year integration activities and transition expenses charged to the Corporate segment. Generation outage-related expenses increased by $1.3 million due to the timing of current year outages compared to the prior year and operating expenses increased $0.5 million from the addition of the Peak View Wind Project and the 40-megawatt gas turbine at the Pueblo Airport Generating Station. Property taxes associated with increased asset base increased $0.7 million. A variety of smaller items contributed to the remainder of the increase.

Depreciation and amortization increased primarily due to a higher asset base driven by the addition of the Peak View Wind Project and the 40-megawatt gas turbine at the Pueblo Airport Generating Station.

Interest expense, net increased primarily due to higher intercompany debt resulting from additional investments as compared to prior year.

Other income (expense), net was comparable to the same period in the prior year.

Income tax benefit (expense): The effective tax rate was lower than the prior year due primarily to wind production tax credits related to the Peak View Wind Project.

Gas Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)
Gross margin	$104.1	$103.7	$0.4	$287.6	$236.2	$51.4

Operations and maintenance	65.0	62.2	2.8	135.7	114.9	20.8
Depreciation and amortization	20.9	19.9	1.0	41.7	35.9	5.8
Operating income	18.2	21.5	(3.3)	110.2	85.3	24.9

Interest expense, net	(19.6)	(19.1)	(0.5)	(39.4)	(32.6)	(6.8)
Other income (expense), net	(0.2)	(0.3)	0.1	—	0.4	(0.4)
Income tax benefit (expense)	1.3	(1.2)	2.5	(24.9)	(20.2)	(4.7)
Net income (loss)	$(0.3)	$1.0	$(1.3)	$45.8	$32.9	$12.9
Net income attributable to noncontrolling interest	—	—	—	(0.1)	—	(0.1)
Net income (loss) available to common stock	$(0.3)	$1.0	$(1.3)	$45.7	$32.9	$12.8

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating Statistics:
Total gas sales - Dth	12,103,325	12,538,860	50,002,660	44,369,807
Total transport and transmission volumes - Dth	30,924,304	29,423,234	71,737,178	58,714,026

Second Quarter 2017 Compared with Second Quarter 2016

Gross margin was comparable to the same period in the prior year with comparable heating degree days in an off-peak quarter.

Operations and maintenance increased primarily due to $2.3 million higher employee related expenses as a result of prior year integration activities and transition expenses charged to the Corporate segment.

Depreciation and amortization increased due to additional depreciation from the higher asset base.

Interest expense, net increased primarily due to refinancing from variable to fixed rate debt, partially off-set by reduced borrowings.

Other income (expense), net was comparable to the same period in the prior year.

Income tax benefit (expense): The effective tax rate is different due to pretax loss in 2017 and pretax income in 2016.

Power Generation

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)
Revenue	$21.8	$21.7	$0.1	$45.4	$45.0	$0.4

Operations and maintenance	8.5	8.6	(0.1)	16.6	16.7	(0.1)
Depreciation and amortization (a)	1.1	1.1	—	2.3	2.1	0.2
Operating income	12.2	12.0	0.2	26.5	26.2	0.3

Interest expense, net	(0.7)	(0.1)	(0.6)	(1.3)	(0.9)	(0.4)
Other (income) expense, net	—	—	—	—	—	—
Income tax benefit (expense)	(3.0)	(3.6)	0.6	(6.7)	(8.4)	1.7
Net income (loss)	$8.4	$8.3	$0.1	$18.5	$16.9	$1.6
Net income attributable to noncontrolling interest	(3.1)	(2.6)	(0.5)	(6.6)	(2.6)	(4.0)
Net income (loss) available to common stock	$5.3	$5.7	$(0.4)	$11.9	$14.3	$(2.4)

(a)
The generating facility located in Pueblo, Colorado, is accounted for as a capital lease under GAAP; therefore, depreciation expense for the original cost of the facility is recorded at the Electric Utility segment.

On April 14, 2016, Black Hills Electric Generation sold a 49.9 percent, noncontrolling interest in Black Hills Colorado IPP for $216 million. Black Hills Electric Generation continues to be the majority owner and operator of the facility, which is contracted to provide capacity and energy through 2031 to Black Hills Colorado Electric. Net income available for common stock for the three and six months ended June 30, 2017, was reduced by $3.1 million and $6.6 million, respectively, and $2.6 million for both the three and six months ended June 30, 2016, attributable to this noncontrolling interest.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	90.4%	85.9%	95.2%	91.8%
Gas-fired plants	99.1%	99.2%	99.1%	99.3%
Total availability	96.9%	95.8%	98.1%	97.4%

Second Quarter 2017 Compared with Second Quarter 2016

Revenue was comparable to the same period in the prior year.

Operations and maintenance was comparable to the same period in the prior year.

Depreciation and amortization was comparable to the same period in the prior year.

Interest expense, net increased due to prior year higher interest income associated with the proceeds from the noncontrolling interest sale in April 2016.

Income tax benefit (expense): Black Hills Colorado IPP went from a single member LLC, wholly owned by Black Hills Electric Generation, to a partnership as a result of the sale of 49.9 percent of its membership interest in April 2016. The effective tax rate reflects the income attributable to the noncontrolling interest for which a tax provision is not recorded.

Net income attributable to noncontrolling interest: Net income attributable to noncontrolling interest increased by $0.5 million as a result of the noncontrolling interest sale in April 14, 2016.

Mining

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)
Revenue	$14.9	$11.0	$3.9	$31.5	$27.3	$4.2

Operations and maintenance	9.8	8.3	1.5	20.9	18.7	2.2
Depreciation, depletion and amortization	2.1	2.4	(0.3)	4.2	4.9	(0.7)
Operating income (loss)	3.1	0.3	2.8	6.3	3.7	2.6

Interest (expense) income, net	(0.1)	(0.1)	—	(0.1)	(0.2)	0.1
Other income (expense), net	0.5	0.5	—	1.1	1.1	—
Income tax benefit (expense)	(0.8)	—	(0.8)	(1.7)	(0.9)	(0.8)
Net income (loss)	$2.7	$0.7	$2.0	$5.6	$3.7	$1.9

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating Statistics:	(in thousands)
Tons of coal sold	927	614	1,976	1,616
Cubic yards of overburden moved	1,961	1,686	4,065	3,451

Revenue per ton	$16.12	$17.99	$15.94	$16.91

Second Quarter 2017 Compared with Second Quarter 2016

Revenue increased due to a 51 percent increase in tons sold, partially offset by a 10 percent decrease in price per ton sold. The increased tons sold were driven by an 11-week outage at the Wyodak plant last year. The decrease in price per ton sold was driven by contract price adjustments based on actual mining costs. During the current period, approximately 46 percent of the mine’s production was sold under contracts that include price adjustments based on actual mining costs, including income taxes.

Operations and maintenance increased primarily due to higher major maintenance costs and higher royalties and production taxes on increased revenues.

Income tax benefit (expense): The effective tax rate increased reflecting a prior year tax benefit of percentage depletion.

Oil and Gas

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)
Revenue	$6.1	$7.6	$(1.5)	$12.6	$16.0	$(3.4)

Operations and maintenance	6.1	7.9	(1.8)	14.3	16.9	(2.6)
Depreciation, depletion and amortization	1.9	3.8	(1.9)	3.9	7.9	(4.0)
Impairment of long-lived assets	—	25.5	(25.5)	—	40.0	(40.0)
Operating income (loss)	(1.9)	(29.6)	27.7	(5.6)	(48.9)	43.3

Interest income (expense), net	(1.1)	(1.2)	0.1	(2.2)	(2.2)	—
Other (income) expense, net	—	—	—	—	0.1	(0.1)
Income tax benefit (expense)	1.0	11.3	(10.3)	2.9	24.6	(21.7)
Net income (loss)	$(1.9)	$(19.4)	$17.5	$(4.9)	$(26.4)	$21.5

	Three Months Ended June 30,		Percentage Increase	Six Months Ended June 30,		Percentage Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)
Operating Statistics:
Bbls of crude oil sold	51,200	76,152	(33)%	94,402	174,219	(46)%
Mcf of natural gas sold	1,962,088	2,435,454	(19)%	4,013,810	4,722,060	(15)%
Bbls of NGL sold	26,986	40,892	(34)%	51,729	77,895	(34)%
Mcf equivalent sales	2,431,204	3,137,718	(23)%	4,890,596	6,234,744	(22)%

Depletion expense/Mcfe	$0.41	$0.83	(51)%	$0.43	$0.88	(51)%

Average price received including hedges (a)(b)
Crude Oil (Bbl)	$45.02	$60.16	(25)%	$45.38	$53.22	(15)%
Natural Gas (MMcf)	$1.56	$0.93	68%	$1.64	$1.11	48%
Natural Gas Liquids (Bbl)	$16.04	$11.23	43%	$18.92	$10.82	75%

Average well-head price (c)
Crude Oil (Bbl)	$43.69	$38.99	12%	$44.95	$32.02	40%
Natural Gas (MMcf)	$1.10	$0.01	N/M	$1.20	$0.18	N/M
Natural Gas Liquids (Bbl)	$16.04	$11.23	43%	$18.92	$10.82	75%

(a)	Net of hedge settlement gains and losses.

(b)	Oil and Gas properties' impairments of $25 million and $40 million were recorded for the three and six months ended June 30, 2016 respectively.

(c)	Prices are net of processing and transportation costs.

N/M - Non Measurable, value exceeds +- 200%

Second Quarter 2017 Compared with Second Quarter 2016

Revenue decreased primarily due to a 23 percent production decrease compared to the same period in the prior year. Natural gas production decreased primarily due to the 2016 sales of non-core properties, and the intentional limiting of gas production to the minimum daily quantities required to meet contractual processing commitments in the Piceance Basin. Crude oil production also decreased due to non-core property sales in the fourth quarter of 2016. The average hedged price received for crude oil sold decreased 25 percent. The lower production volumes and crude oil pricing was partially offset by a 68 percent increase in the average hedged price received for natural gas sold.

Operations and maintenance decreased primarily due to lower employee costs and lower production and ad valorem taxes on lower revenue.

Depreciation, depletion and amortization decreased primarily due to the reduction in our full cost pool resulting from the ceiling test impairments incurred in the prior year.

Impairment of long-lived assets represents a prior year noncash write-down in the value of our natural gas and crude oil properties driven by low natural gas and crude oil prices. The prior year write-down of $25 million included a $14 million write-down of depreciable properties excluded from our full-cost pool and a ceiling test write-down of $11 million. The ceiling test write-down in the second quarter of 2016 used a trailing 12 month average NYMEX natural gas price of $2.24 per Mcf, adjusted to $1.01 per Mcf at the wellhead, and $43.12 per barrel for crude oil, adjusted to $37.19 per barrel at the wellhead.

Interest income (expense), net was comparable to the same period last year.

Income tax (expense) benefit: Each period represents a tax benefit. The effective tax rate is comparable to the same period last year.

Corporate Activities

Second Quarter 2017 Compared with Second Quarter 2016

Net loss for Corporate activity was $(2.4) million for the three months ended June 30, 2017, compared to net loss of $(6.5) million for the three months ended June 30, 2016. The variance from the prior year was primarily due to higher corporate expenses incurred in the prior year related to the SourceGas Acquisition. The second quarter of 2016 included approximately $6.1 million of after-tax acquisition and transition costs, including $4.1 million of incremental non-recurring acquisition costs and $2.0 million of after-tax internal labor related to the SourceGas Acquisition that otherwise would have been charged to other business segments. The second quarter of 2016 also included lower income tax expense compared to the second quarter of 2017.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.2 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company also generates wholesale electricity and produces natural gas, oil and coal. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2017 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2016 Annual Report on Form 10-K, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•	The impact of future governmental regulation and tax reform;

•
The impact of the volatility and extent of changes in commodity prices on our earnings and the underlying value of our oil and gas assets, including the possibility that we may be required to take additional impairment charges, including those required under the SEC’s full cost ceiling test for natural gas and oil reserves; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended June 30, 2017	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$165.5	$166.4	$1.5	$8.4	$6.1	$—	$—	$—	$—	$348.0
Intercompany revenue	2.9	—	20.3	6.5	—	86.3	—	0.8	(116.8)	—
Fuel, purchased power and cost of gas sold	62.3	62.4	—	—	—	—	1.5	—	(27.9)	98.2
Gross margin	106.2	104.1	21.8	14.9	6.1	86.3	(1.5)	0.8	(88.9)	249.8

Operations and maintenance	44.3	65.0	8.5	9.8	6.1	73.8	—	—	(75.3)	132.3
Depreciation, depletion and amortization	23.1	20.9	1.1	2.1	1.9	5.4	(3.3)	2.8	(5.4)	48.7
Operating income (loss)	38.8	18.2	12.2	3.1	(1.9)	7.1	1.8	(2.0)	(8.3)	68.9

Interest expense, net	(13.7)	(20.1)	(1.0)	(0.1)	(1.1)	(36.4)	—	—	38.2	(34.1)
Interest income	0.8	0.5	0.3	—	—	28.6	—	—	(29.9)	0.3
Other income (expense)	0.6	(0.2)	—	0.5	—	41.0	—	—	(41.1)	0.7
Income tax benefit (expense)	(7.6)	1.3	(3.0)	(0.8)	1.0	(1.4)	(0.7)	0.8	—	(10.4)
Net income (loss)	$18.8	$(0.3)	$8.4	$2.7	$(1.9)	$38.8	$1.1	$(1.3)	$(41.1)	$25.3
Net income attributable to noncontrolling interest	—	—	(3.1)	—	—	—	—	—	—	(3.1)
Net income (loss) available for common stock	$18.8	$(0.3)	$5.3	$2.7	$(1.9)	$38.8	$1.1	$(1.3)	$(41.1)	$22.2

	Consolidating Income Statement
Six Months Ended June 30, 2017	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim(a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$337.7	$531.3	$3.6	$16.8	$12.6	$—	$—	$—	$—	$902.0
Intercompany revenue	6.8	—	41.8	14.7	—	175.1	—	1.5	(239.9)	—
Fuel, purchased power and cost of gas sold	130.7	243.7	—	—	—	—	2.9	—	(59.4)	317.9
Gross margin	213.8	287.6	45.4	31.5	12.6	175.0	(2.9)	1.5	(180.5)	584.0

Operations and maintenance	85.1	135.7	16.6	20.9	14.3	151.2	—	—	(153.4)	270.4
Depreciation, depletion and amortization	46.0	41.7	2.3	4.2	3.9	10.5	(6.5)	5.6	(10.4)	97.3
Operating income (loss)	82.7	110.2	26.5	6.3	(5.6)	13.4	3.6	(4.1)	(16.7)	216.4

Interest expense, net	(27.9)	(40.4)	(1.8)	(0.1)	(2.2)	(72.9)	—	—	76.8	(68.6)
Interest income	1.6	1.0	0.6	—	—	57.3	—	—	(60.1)	0.3
Other income (expense)	0.9	—	—	1.1	—	173.1	—	—	(173.9)	1.1
Income tax benefit (expense)	(16.3)	(24.9)	(6.7)	(1.7)	2.9	2.8	(1.4)	1.5	—	(43.8)
Net income (loss)	$41.1	$45.8	$18.5	$5.6	$(4.9)	$173.6	$2.3	$(2.6)	$(174.0)	$105.5
Net income attributable to noncontrolling interest	—	(0.1)	(6.6)	—	—	—	—	—	—	(6.7)
Net income (loss) available for common stock	$41.1	$45.7	$11.9	$5.6	$(4.9)	$173.6	$2.3	$(2.6)	$(174.0)	$98.7

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Three Months Ended June 30, 2016	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$158.6	$153.8	$1.5	$3.9	$7.6	$—	$—	$—	$—	$325.4
Intercompany revenue	2.9	(1.8)	20.2	7.1	—	84.4	—	0.7	(113.5)	—
Fuel, purchased power and cost of gas sold	61.4	48.3	—	—	—	(0.2)	1.3	—	(26.3)	84.5
Gross margin	100.1	103.7	21.7	11.0	7.6	84.6	(1.3)	0.7	(87.2)	241.0

Operations and maintenance	38.9	62.2	8.6	8.3	7.9	87.5	—	—	(80.6)	132.9
Depreciation, depletion and amortization	20.5	19.9	1.1	2.4	3.8	5.9	(3.3)	2.8	(5.9)	47.3
Impairment of long-lived assets	—	—	—	—	25.5	—	—	—	—	25.5
Operating income (loss)	40.7	21.5	12.0	0.3	(29.6)	(8.7)	2.0	(2.2)	(0.7)	35.3

Interest expense, net	(13.5)	(20.0)	(1.0)	(0.1)	(1.2)	(22.6)	—	—	24.8	(33.6)
Interest income	1.4	1.0	0.9	—	—	21.9	—	—	(24.2)	0.9
Other income (expense)	0.8	(0.3)	—	0.5	—	4.8	—	—	(5.0)	0.9
Income tax benefit (expense)	(10.2)	(1.2)	(3.6)	—	11.3	3.3	(0.7)	0.8	—	(0.3)
Net income (loss)	$19.2	$1.0	$8.3	$0.7	$(19.4)	$(1.4)	$1.2	$(1.4)	$(5.0)	$3.3
Net income attributable to noncontrolling interest (b)	—	—	(2.6)	—	—	—	—	—	—	(2.6)
Net income (loss) available for common stock	$19.2	$1.0	$5.7	$0.7	$(19.4)	$(1.4)	$1.2	$(1.4)	$(5.0)	$0.7

	Consolidating Income Statement
Six Months Ended June 30, 2016	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$322.1	$422.4	$3.4	$11.5	$16.0	$—	$—	$—	$—	$775.4
Intercompany revenue	6.7	—	41.6	15.9	—	165.0	—	1.3	(230.5)	—
Fuel, purchased power and cost of gas sold	127.5	186.3	—	—	—	0.4	2.6	—	(60.4)	256.3
Gross margin	201.2	236.2	45.0	27.3	16.0	164.7	(2.6)	1.3	(170.2)	519.1

Operations and maintenance	78.2	114.9	16.7	18.7	16.9	191.8	—	—	(158.9)	278.5
Depreciation, depletion and amortization	41.7	35.9	2.1	4.9	7.9	10.8	(6.5)	5.7	(10.8)	91.7
Impairment of long-lived assets	—	—	—	—	40.0	—	—	—	—	40.0
Operating income (loss)	81.3	85.3	26.2	3.7	(48.9)	(37.9)	4.0	(4.4)	(0.5)	108.9

Interest expense, net	(28.1)	(34.1)	(2.2)	(0.2)	(2.2)	(45.1)	—	—	46.9	(64.9)
Interest income	3.4	1.5	1.2	—	—	41.1	—	—	(45.7)	1.6
Other income (expense)	1.5	0.4	—	1.1	0.1	108.4	—	—	(109.0)	2.3
Income tax benefit (expense)	(19.7)	(20.2)	(8.4)	(0.9)	24.6	20.0	(1.5)	1.6	—	(4.6)
Net income (loss)	$38.4	$32.9	$16.9	$3.7	$(26.4)	$86.4	$2.5	$(2.7)	$(108.3)	$43.3
Net income attributable to noncontrolling interest (b)	—	—	(2.6)	—	—	—	—	—	—	(2.7)
Net income (loss) available for common stock	$38.4	$32.9	$14.3	$3.7	$(26.4)	$86.4	$2.5	$(2.7)	$(108.3)	$40.7

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station, which sells energy and capacity under a 20-year PPA to Colorado Electric, is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

(b)	Net income attributable to noncontrolling interest for the three and six months ended June 30, 2016 was less than $0.1 million in our Gas Utilities segment.

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	866-243-9002